Exhibit 10.1

Description of Performance Based Incentive Plan Bonus Criteria for Fiscal Year 2005

The following senior executive officers of Wynn Resorts, Limited (the “Company”) are participants in the Company’s Performance Based Incentive Plan for Executive Officers (the “Incentive Plan”) for the fiscal year 2005: Stephen A. Wynn, Chief Executive Officer; Ronald J. Kramer, President; and Marc. D. Schorr, Chief Operating Officer. On March 18, 2005, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved performance criteria applicable to the payment of bonuses for the fiscal year 2005 under the Incentive Plan.

The approved performance criteria include an EBITDA target; as well as performance targets related to the opening of the Company’s Wynn Las Vegas project; financing for the Company’s Encore at Wynn Las Vegas and Wynn Macau projects; and other corporate compliance, leadership and operational objectives. Each executive’s primary areas of responsibility vary within the performance criteria and not every executive is allocated responsibility for each criteria. Accordingly, the Compensation Committee has determined the applicability of each criteria and the weighting of the respective criteria for each executive.

Achievement of all of the performance objectives could result in maximum bonuses under the Incentive Plan for Messrs. Wynn, Kramer and Schorr of 250%, 200% and 200%, respectively, of their annual base salary (calculated in accordance with the Incentive Plan). The earned bonus for each executive shall be subject to (i) downward (but not upward) discretionary adjustments, if any, as determined by the Compensation Committee, and (ii) any maximum bonus amount set forth in the Incentive Plan. The Compensation Committee will determine whether the performance objectives were reached after the end of the Company’s fiscal year 2005, and any bonus payments will be made early in 2006.